Exhibit 99.1

M-Wave, Inc. Appoints Tony Cataldo Chairman

Itasca, IL--(MARKET WIRE)—November 25, 2008 - M-Wave, Inc. (OTCBB: MWAV), a provider of international procurement services, and a virtual manufacturer of customer-specified electronic components, sub-assemblies, and consumer products, announced today that its Board of Directors has appointed Tony Cataldo as Chairman, assuming those duties that were being performed by Joseph Turek, Chief Executive Officer.

“I am appreciative for the opportunity of becoming Chairman of MWAV at such an exciting time in its evolution,” said Mr. Cataldo. “I look forward to working closely with the Board to capitalize on the many opportunities available to the Company and its shareholders.”

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions, assemblies, and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, contract manufacturing and other consumer products. M-Wave additionally offers domestic and international supply chain services for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

M-Wave's website is located at www.mwav.com.

Contact:

Jeff Figlewicz
Acting Chief Financial Officer
(630) 562-5550 ext 4720